Exhibit 99.1

Tredegar Corporation	Contact:
Corporate Communications	D. Andrew Edwards
1100 Boulders Parkway	Phone: 804/330-1041
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: daedward@tredegar.com

Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR AGREES TO SELL ALUMINUM EXTRUSION OPERATIONS IN CANADA AND APPROVES SHARE REPURCHASE PROGRAM

RICHMOND, Va., January 7, 2008 – Tredegar Corporation (NYSE:TG) announced today that it has agreed to sell its aluminum extrusions operations in Canada for $25 million to WXP Holdings, Inc., an affiliate of H.I.G. Capital. Closing for the transaction, which is contingent upon the satisfaction of customary conditions, including the receipt of consents, the absence of material adverse changes, the receipt of any applicable regulatory approvals and the expiration of any applicable waiting periods, and certain confirmatory due diligence, is expected to occur in late February, 2008. Tredegar’s earnings press release for the fourth quarter of 2007 is expected to follow the closing of the transaction. The sales price is subject to increase or decrease to the extent that working capital, which typically has seasonal fluctuations, is above or below normalized levels at the closing date. In addition, Tredegar may realize current cash tax benefits from the sale of up to approximately $11 million. Actual current cash tax benefits are dependent on several factors that will not be known until after the closing date.

Tredegar also disclosed that it plans to spend approximately $24 million over the next 18 months to expand its aluminum extrusions capacity at its plant in Carthage, Tennessee. The capacity of the new 5,500 ton extrusion press will be dedicated to serving the non-residential construction market.

John D. Gottwald, Tredegar’s president and chief executive officer, said: “The sale of our aluminum extrusions operations in Canada will generate cash and eliminate losses that have resulted in the past year from a combination of lower volume and appreciation of the Canadian dollar, which impacts our costs. We’re excited about our expansion plans at the Carthage plant. Approximately 60% of our sales of aluminum extrusions from our U.S. operations are related to non-residential construction, and this additional capacity will alleviate limitations that we currently have in this sector.”

On November 5, 2007, Tredegar disclosed in its third quarter earnings press release that, due to deteriorating business conditions and financial results relating to its aluminum extrusions operations in Canada, it had recognized an asset impairment charge of $27.6 million ($22.7 million or 58 cents per share after taxes). Assuming the sale of these operations under the terms and conditions described

TREDEGAR AGREES TO SELL CANADIAN ALUMINUM OPERATIONS AND APPROVES SHARE REPURCHASE PROGRAM, page 2 above, Tredegar expects to recognize a gain from the sale, comprised primarily of previously unrecognized foreign exchange translation gains that have historically been reflected directly in shareholders’ equity (which was $16.9 million after deferred income taxes as of September 30, 2007) and any current cash tax benefits, partially offset by an expected loss on the difference between the remaining carrying value of the net assets to be sold (assets in excess of liabilities excluding cash and deferred income taxes, which were approximately $43 million as of September 30, 2007) and the sales price at the closing date.

During the first nine months of 2007, the aluminum extrusion operations in Canada had volume of 46.9 million pounds, net sales of $119.1 million, an operating loss of $7 million, depreciation of $3 million and capital expenditures of $734,000. During the first nine months of 2006, these operations had volume of 57 million pounds, net sales of $132.1 million, operating profit of $981,000, depreciation of $2.9 million and capital expenditures of $672,000.

Today Tredegar also announced that its board of directors approved a share repurchase program whereby management is authorized at its discretion to purchase, in the open market or in privately negotiated transactions, up to 5 million shares of Tredegar’s outstanding common stock. This share repurchase program replaces Tredegar’s previous share repurchase authorization. The authorization has no time limit. During the fourth quarter of 2007, Tredegar repurchased 3.1 million shares for $48.3 million under its existing authorization. As of January 4, 2008, Tredegar had approximately 34.7 million common shares outstanding.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.

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TREDEGAR AGREES TO SELL CANADIAN ALUMINUM OPERATIONS AND APPROVES SHARE REPURCHASE PROGRAM, page 3

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

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